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                       SECURITIES AND EXCHANGE COMMISSION

                         ------------------------------

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

             CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                       OCTOBER 14, 1999 (OCTOBER 14, 1999)






                              BETA OIL & GAS, INC.
             (Exact name of registrant as specified in its charter)






   Nevada                 333-68381                        86-0876964
(State or other   (Commission File Number)  (I.R.S. Employer Identification No.)
jurisdiction of
incorporation or
organization)






901 Dove Street, #230, Newport Beach, Ca                  92660
(Address of principal executive offices)                (Zip Code)








                                 (949) 752-5212
              (Registrant's telephone number, including area code)








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Item 5.  OTHER EVENTS

Beta Oil & Gas, Inc. ("Beta") announced today that it has a signed Letter of Intent to purchase Red River Energy, LLC. of Tulsa, Oklahoma, a private oil and natural gas company. The purchase price will be paid by the assumption of approximately $7.6 million existing debt and the issuance of approximately 2.25 million shares of Beta common stock. The purchase is subject to final due diligence, completion of a definitive acquisition agreement and approval by Beta shareholders.

The assets of Red River Energy LLC consist of four components: 1) a 97.4% working interest (80% net revenue interest) in a 30,160 acre unit which is currently producing approximately 3.65 MMBTU/d and 120 Bopd from 22 active wells in the Hunton Limestone formation in Central Oklahoma; 2) an 85% working interest (68% net revenue interest) in 7,500 acres which are currently producing 960 MMBTU/d from 45 wells in the Atoka and Gilcrease formations in Eastern Oklahoma; 3) a gas gathering system consisting of 40 miles of pipeline which is currently transporting approximately 1650 MMBTU/d in Eastern Oklahoma; and 4) a 46 well coal bed methane project also located in Eastern Oklahoma which is currently under development and producing approximately 600 MMBTU/d. Excluding the coal bed methane project, the properties being acquired contain estimated proved producing recoverable reserves totaling approximately 22.5 billion cubic feet of natural gas and 504,000 barrels of oil having a net present value discounted at 10% of approximately $23.5 million. Red River and Beta believe the coal bed methane and Hunton project acreage have substantial upside potential. Red River Energy, LLC is the operator of all its properties.


Item 7.  FINANCIAL STATEMENTS AND EXHIBITS


See Exhibit 99 immediately following the signature page which contains Beta's October 14, 1999 press release.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.





                                      BETA OIL & GAS, INC.


Date:  October 14, 1999        By    /s/ J. Chris Steinhauser
                                     ------------------------
                                     J. Chris Steinhauser
                                     Chief Financial Officer,
                                     Principal Accounting Officer
                                     and Director